FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-10

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Nov 25 2013 14:52:30

WFRBS COMMERCIAL MORTGAGE TRUST 2013-UBS1 - X-A   *LAUNCH*

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES, RBS and UBS
CO-MANAGER: DREXEL HAMILTON

OFFERED CERTIFICATES - PUBLIC
CLASS	KBRA/MDY/S&P	$SIZE(MM)*	~PROCEEDS	LAUNCH
X-A	AAA(sf)/Aaa(sf)/AAA(sf)	555.882	~37.2MM	T+165

* Notional Amount
ANTICIPATED PRICING:	3:15PM EST
ANTICIPATED SETTLEMENT:	12/11/2013

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$726,643,595
NUMBER OF LOANS:	57
NUMBER OF PROPERTIES:	103
WA CUT-OFF LTV:	61.0%
WA BALLOON LTV:	54.9%
WA U/W DSCR:	1.98x
WA U/W NOI DEBT YIELD:	11.2%
WA MORTGAGE RATE:	4.667%
TOP TEN LOANS %:	55.0%
WA TERM TO MATURITY (MOS):	99
WA AMORTIZATION TERM (MOS):	351
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (48.4%), UBSRES (25.0%), RMF (15.0%),
RBS (11.6%)

TOP 5 PROPERTY TYPES:	RETAIL (30.6%), MULTIFAMILY (19.8%),
HOSPITALITY (13.0%), MIXED USED (11.5%),
SELF STORAGE (7.9%)

TOP 5 STATES:	NJ(17.9%), TX(11.7%), IL(10.6%), CO(7.1%), CA(7.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT LLC
SUBORDINATE CLASS REP:	RAITH CAPITAL MANAGEMENT, LLC

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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